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                                                                       EXHIBIT 5



                                 June 13, 1995




Tele-Communications, Inc.
5619 DTC Parkway
Englewood, Colorado  80111

          Re:  Validity of Class A Common Stock

Ladies and Gentlemen:

          We have acted as special counsel to Tele-Communications, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on April 20, 1995 (Registration Statement No. 33-58731) relating to approximately 2,000,000 shares of the Company's Class A Common Stock, $1.00 par value per share ("Common Stock"), issuable pursuant to an Agreement and Plan of Reorganization dated as of September 16, 1994 by and among the Company, Tempo DBS, Inc., Advanced Communications Corporation and the selling stockholder named in the Registration Statement (the "Agreement").

          We have examined the Company's Restated Certificate of Incorporation, as amended, and Bylaws, and minutes of the proceedings of the Board of Directors of the Company authorizing the issuance of the Common Stock and the execution, delivery and performance of the Agreement. We have also examined such other documents and records, and we have made such inquiries of officers and representatives of the Company as we have deemed necessary to render the opinions set forth herein.

          Based upon the foregoing examination, we advise you that in our opinion the shares of Common Stock to be offered pursuant to the Registration Statement have been duly authorized and, when issued as contemplated in the Agreement, will be validly issued, and fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules of the Securities and Exchange Commission thereunder.

                                    Yours truly,

                                    SHERMAN & HOWARD L.L.C.